Exhibit 5.1

[LETTERHEAD OF COOLEY GODWARD LLP]

July 10, 2002

Wind River Systems, Inc.

500 Wind River Way

Alameda, CA  94501

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Wind River Systems, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,500,000 shares (the “Shares”) of the Company’s Common Stock, $.001 par value, pursuant to the 1998 Non-Officer Stock Option Plan (the “1998 Plan”) and up to 3,000,000 shares (the “ESPP Shares”) of the Company’s Common Stock, $.001 par value, pursuant to the Amended and Restated Employee Stock Purchase Plan (the “ESPP”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the ESPP Shares, when sold and issued in accordance with the Plan or the ESPP, as applicable, the Registration Statement and the related Prospectus will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/S/ KENNETH L. GUERNSEY
Kenneth L. Guernsey, Esq.